Exhibit (b)

                               GP Credit Co., LLC

April 17, 2003



Kenneth E. Nelson
4107 W. Gazebo Hill Blvd. N107
Mequon, WI 53092

Dear Sir:

     GP Credit Co., LLC, an Oklahoma limited liability company ("Lender"), hereby agrees to make, and by its acceptance of this commitment Borrower agrees to accept, a loan (the "Loan") in the amount and upon the terms and conditions set forth herein.

     1. Definitions. As used herein, Units means limited partnership assignee interests, or units, in Metric Partners Growth Suite Investors, L.P. ("Metric"). As used herein, Offer means a tender offer by Kenneth E. Nelson for 30,000 Units of Metric.

     2. Borrower. The name of the Borrower ("Borrower") is Kenneth E. Nelson, a citizen of Wisconsin.

     3. Closing Date. The closing of this Loan must take place by July 31, 2003. This commitment and all obligations of Lender will terminate if such disbursement is not made by such date.

     4. Amount. The amount of the Loan will not exceed the actual purchase price of Units acquired in the Offer, plus related costs and expenses, but will in no case exceed Two Million Six Hundred Thousand Dollars ($2,600,000.00).

     5. Interest Rate. The Loan will bear interest, such interest to be payable monthly, at the rate of fifteen percent (15%) per annum, compounded monthly.

     6. Maturity. The principal of and any unpaid interest on the Loan will be payable on the third anniversary of the date on which funds are first advanced on the Loan.

     7. Prepayment. The Borrower shall have no right to prepay the Loan prior to the maturity stated above unless a prepayment penalty of Fifty Thousand Dollars ($50,000.00) is paid to Lender.

Kenneth E. Nelson
April 17, 2003
Page 2

     8. Security. The Loan will be secured by a first lien on all Units acquired in the Offer, subject only to such encumbrances and defects as Lender shall approve in writing.

     9. Documentation. All documentation, including a note and financing agreement, will be prepared by special counsel selected by Lender and will be in form, content, and execution satisfactory to Lender.

     10. Expenses. Borrower agrees to pay all taxes and assessments, and all recording fees, registration taxes, title insurance premiums and other charges of the title company, attorney's fees (including the fees of special counsel for Lender), appraisal fees, and all other expenses of closing the loan, whether or not the loan contemplated hereunder is made, unless the loan is not made because of the wrongful action or delay of Lender.

     11. Assignment by Borrower, Transfer of Title and Other Liens. This commitment may not be assigned by Borrower. Pending consummation of the terms of this commitment and as long as the Loan is outstanding, there shall be no transfer of title to the Units without the prior written consent of Lender. There shall be no other liens on title whether subordinate or superior to the lien given Lender to secure this Loan.

     12. Lender Not Partner. Anything contained herein to the contrary notwithstanding, Lender, by making this commitment or by any action taken pursuant hereto, will not be deemed a partner or joint venturer with the Borrower, and the Borrower will indemnify and hold Lender harmless from any and all damages resulting from such a construction of the parties and their relationship.

     13. Insolvency and Other Events of Default. Lender may cancel its obligations under this commitment without liability in the event of the following: (a) with respect to Borrower of the Loan to be made hereunder, the filing of a voluntary petition for bankruptcy.

     14. Acceptance. Acceptance of this commitment must be indicated by the return of one signed copy of this letter by April 22, 2003.

     The undertakings made by Lender in the commitment cannot be accepted conditionally, and any such conditional acceptance will terminate absolutely the undertakings made herein.

     We are pleased to have the opportunity to assist you with this financing.

     Effective as of the date first shown above.

GP Credit Co., LLC

By:  /s/ Susan B. Nelson


Manager

/s/ Kenneth E. Nelson

Date:    April 17, 2003